Exhibit 10.9
Glori Oil Limited
December 5, 2005
Mr. John A. Babcock
2120 Texas Avenue #2409
Houston, Texas 77003

Re:	Terms of Offer of Employment
Dear Jack:
     Glori Oil Limited (the “Company” or “we” ) is pleased to offer you the position of President. Given your unique strengths, skills and experience, we believe you will be more than just a positive asset to our team, you will help shape our future. This letter sets forth the terms of your employment and the agreement between you and the Company related to your employment (this “Letter Agreement”).
     Position and Start Date: You will start on December 19, 2005 as the President reporting to the Managing Member of the Company (the “Manager”). Please note, by signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from taking this position or performing your duties with the Company.
     Compensation and Employee Benefits: You will be paid a salary of $14,166.00 per month ($170,000 annualized), less applicable taxes, deductions and withholdings (“Base Salary”), payable on the Company’s regular payroll dates. On the first payroll date following commencement of your employment with the Company, you will be paid a one-time, lump sum bonus of $10,000, less applicable taxes, deductions and withholdings.
     As an executive of the Company, you will also be eligible to participate in all present and future medical, dental, vision, life insurance, accident and disability plans, and all similar benefits made available generally to executives of the Company. You also will be eligible to receive paid vacation time. Currently, you will be eligible for three (3) weeks of paid vacation per year, which shall accrue on a prorated basis. Materials regarding the Company’s employee benefits is being provided to you under separate cover.
     Upon joining the Company, you will be added to the Company’s D&O and other applicable insurance policies.
     Stock: Contingent upon commencement of your employment you will be granted shares (“Shares”) in the Company equivalent to 7.0% of the fully diluted equity ownership of the

Mr. Babcock

Company as of the date hereof. Subject to your continued employment with the Company and the approval of the Company’s Manager, you will be issued additional Shares in conjunction with the Company’s first round of equity financing to protect against dilution at then fair market value. Future grants to you, if any, will be subject to approval by the Manager. The Shares shall be subject to the terms and conditions set forth in the Restricted Stock Purchase Agreement (the “SPA”) to be provided to you. As will be set forth in the SPA, you will vest in these Shares over a 5-year period, with a one-year cliff so that 20% of the Shares will vest on the one-year anniversary of your employment commencement date. 20% of the Shares will vest during each of the 4 years thereafter, with monthly vesting at the end of each month in which you are employed. All vesting will cease as of the date that you or the Company terminates your employment, unless otherwise noted herein. In addition, the SPA will provide that if you are terminated without cause within 12 months following a change in control (provided that a change of control shall not include any changes of control resulting from venture capital or other institutional financing), the remaining unvested Shares will accelerate and vest in full. The terms of your SPA will supersede these terms when entered into.
     Confidentiality and Proprietary Information and Inventions Assignment Agreement: You will be required, as a condition of your employment with the Company, to sign a Confidentiality, Proprietary Information and Inventions Assignment Agreement in the form attached hereto (“PIIA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, a non-disclosure of proprietary information as well as a restrictive covenant regarding employment with entities which compete with the Company and non-solicitation of the Company’s employees for a period of time.
     Employment Relationship:
          1. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. This is the full and complete agreement between you and the Company on this term.
          2. Continued Vesting for Involuntary Termination. Despite our at-will relationship, if your employment is terminated by the Company without “Cause” (as defined below) or if you voluntarily terminate your employment with “Good Reason” (as defined below) then, contingent upon your executing a full and complete general release of and covenant not to sue the Company in the form attached hereto as Exhibit A, you shall continue to vest into any unvested Shares as if you remained an employee for an additional six month period.
          3. Termination for Cause or Without Good Reason. If the Company terminates your employment for Cause or if you voluntarily terminate your employment without Good Reason, then (i) the Company’s obligations under this Letter Agreement shall immediately cease, and (ii) you shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than the portion of your Base Salary then earned but unpaid.

Mr. Babcock

          4. Definitions.
               “Cause” shall mean (i) the commission of any act of fraud or embezzlement by you; (ii) any unauthorized use or disclosure by you of any material confidential information or trade secrets of the Company; (iii) your indictment for, conviction of, or plea of no contest with respect to any felony violation or any crime of moral turpitude or dishonesty; (iv) your unauthorized absence from work for reasons other than illness or legally protected leave of absence; (v) your substance abuse or other misconduct that in any manner that materially interferes with the performance of your duties on behalf of the Company; (vi) any failure or refusal by you to perform your duties in an acceptable manner or to follow the lawful and proper directives of the Manager that are within the scope of your duties in each case after a reasonable notice and cure period not less than 15 days; or (vii) any other misconduct by you that adversely affects the business or affairs of the Company after a reasonable notice and cure period not less than 15 days.
               “Good Reason” shall mean your voluntary resignation within six (6) months following: (i) a change in your position with the Company that materially reduces your duties and responsibilities; (ii) a reduction in your Base Salary by more than 20%, other than a reduction that, by resolution of the Manager, is applicable to all executive officers of the Company generally; or (iii) a relocation of your principal place of employment by more than seventy-five miles without your consent; provided and only if any such change, reduction or relocation is effected by the Company without your consent. Notwithstanding the foregoing, before resigning for “Good Reason,” you are required to give the Company at least fifteen (15) days notice of your intent to resign and the basis for your claim of Good Reason. If the circumstances leading to your claim of Good Reason are cured at or before the end of such notice period, at least prospectively in the case of (i) or (iii) and both retroactively and prospectively in the case of (ii), a resignation based on such circumstances shall not be considered to have been for Good Reason.
     Outside Activities: While you render services to the Company, you will devote your full time and attention to the Company and agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Manager. Nonetheless, you may engage in charitable, civic, religious and/or political activities, and you also may engage in personal activities, including, without limitation, personal investments in non-competitive companies and serve as a member of the board of directors of Lexi Energy and Panther Bayou for so long as each is not a competitor of the Company; provided that, in each such case or in the aggregate, such activities do not impair or interfere with your ability to perform your duties as President of the Company.
     Withholding Taxes: All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
     Tax and Legal Advice: By signing this letter, you acknowledge that you have had an opportunity to consult with legal counsel and tax and other advisors regarding this Letter Agreement.

Mr. Babcock

     Severability: If any provision of this Letter Agreement is held illegal, invalid or unenforceable to any extent, this Letter Agreement shall be construed and enforced as if such provision was never a part of this Letter Agreement and the remaining provisions of this Letter Agreement shall remain in full force and effect and shall not be affected by illegal, invalid or unenforceable provisions or by their severance.
     Entire Agreement: If you wish to accept this offer, please sign and date this letter. You will be required to sign the enclosed PIIA and return it on your first day of employment. This Letter Agreement along with the PIIA supersede all prior discussions and agreements, whether written, oral or implied, among the parties with respect to the subject matter hereof and contain the sole and entire agreement between you and the Company with respect to the subject matter herein.
     Proof of Right to Work: As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the Shareed States.
     Miscellaneous: THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT OR YOUR EMPLOYMENT, YOU AND WE IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF ANY SHAREED STATES FEDERAL OR TEXAS STATE COURT WITHIN TRAVIS COUNTY, TEXAS.
     This Letter Agreement shall inure to the benefit of any successors or assigns of the Company; you shall not be entitled to assign any of your rights or obligations under this Letter Agreement. The terms and provisions of this Letter Agreement are intended solely for the benefit of each party hereto and Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
     It is intended that the we will examine and consider adjustments to these terms at the end of your first year of employment or after completion of the first round of equity financing.
     We are very excited about the prospect of your joining Glori Oil Limited. We look forward to your favorable reply and to a productive working relationship. This offer, if not accepted, will expire at the close of business on December 9, 2005.

Mr. Babcock

     If you have any questions regarding this offer, please call me.
Sincerely,
/s/ Jonathan Schulhof
Jonathan Schulhof, Chairman
I accept this Letter Agreement:

/s/ John A. Babcock John A. Babcock

Date: 12/06/05

Attachments:	1. Confidentiality, Proprietary Information and Inventions Assignment Agreement

2. General Release - Exhibit A

CONFIDENTIALITY, PROPRIETARY INFORMATION AND
INVENTIONS ASSIGNMENT AGREEMENT
     This Confidentiality, Proprietary Information and Inventions Assignment Agreement (the “Confidentiality Agreement” or “Agreement”) is entered into between John Babcock (“I” or “me”) and Glori Oil Limited, a Delaware corporation (the “Company”), is entered into as of December 6, 2005.
     In consideration of the following: (i) my employment by the Company; (2) any compensation now and/or hereafter paid to me; and (3) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree with the Company as follows:
     1. Definitions:
          1.1 The term “Cause” shall mean (i) my commission of any act of personal dishonesty, fraud or misrepresentation which was intended to or resulted in substantial gain or personal enrichment for me at the expense of the Company; (ii) my commission of, or plea of nolo contendere or guilty to a felony or any other crime which involves moral turpitude; (iii) my breach of this Agreement; or (iv) any reasonable basis for the Company to be dissatisfied with my performance of my duties after a reasonable notice and cure period not less than 15 days.
          1.2 The term “Corporate Transaction” shall mean a change in ownership or control of the Company effected through any of the following transactions:
               (a) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Company’s outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction;
               (b) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets; or
               (c) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13-d3 of the 1934 Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities from persons other than the Corporation.
In no event shall either of the following be deemed to constitute a Corporate Transaction: (A) any public offering of the Company’s securities or (B) the sale by the Company of shares of its capital stock to investors in bona fide financing transactions.
          1.3 The term “Inventions” means discoveries; developments; trade secrets; processes; formulas; data; lists; software programs; and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere. The term “Inventions” shall not apply to an invention that I developed entirely on my own time without using the Company’s resources or Proprietary Information or trade secret information, unless such inventions relate at the time of conception or reduction to practice of the invention to (i) the business of the Company, which shall include but not be limited to oil exploration and production, and enhanced oil recovery with or without the use of microbes (the “Company Business”) or (ii) actual or demonstrably anticipated research or development of the Company. The term “Inventions”

shall, under no circumstances, apply to inventions that I developed prior to the date hereof. Neither shall the term “inventions” apply to inventions that I developed after termination of my employment relationship with the Company, provided that, inventions developed within one year after termination of the employment relationship shall be presumed to have been conceived during my employment by the Company unless I can prove conclusively that the invention was conceived after the termination of my employment with the Company.
If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.
          1.4 The term “Proprietary Information” means information owned by the Company or licensed from third parties regarding (a) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts and other agreements, suppliers, customers, and customer lists; (b) the identity, skills and compensation of employees, contractors, and consultants; (c) specialized training; and (d) information related to Inventions owned by the Company or licensed from third parties. Proprietary Information shall not include material already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain. Proprietary Information shall, under no circumstances, apply to inventions that I developed prior to the date hereof nor to inventions that I developed after termination of my employment relationship with the Company, provided that, inventions developed within one year after termination of the employment relationship shall be presumed to have been conceived during my employment by the Company unless I can prove conclusively that the invention was conceived after the termination of my employment with the Company.
          1.5 The term “Service” means any period during which I am employed by the Company.
          1.6 The term “Third Party Information” means confidential or trade secret information that the Company may from time to time receive from third parties or information related to Inventions of third parties, which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. Third Party Information shall not include material already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain.
          1.7 To create a clear division between my Inventions while in the Service of the Company and my Inventions before and after my Service, on my first day of Service I will begin and maintain a dedicated notebook (the “Dedicated Notebook”) in which I will record, and have witnessed as appropriate, all of my Inventions during my Service. Upon termination of my Service I will cease maintaining, and deliver to the Company, the Dedicated Notebook, retaining and securing a copy for evidentiary purposes only.
          1.8 The Company understands that I have 31 years of experience in the oil and gas industry, including the development and application of enhanced recovery techniques. The general skills and expertise that I have gained over my career (“Experiential Knowledge”) has nothing to do with any secret knowledge gained at the Company and my Experiential Knowledge is expressly excluded from the definition of “Proprietary Information” for all purposes of this Agreement.

     2. Nondisclosure.
          2.1 I agree that during my Service and thereafter, pursuant to this agreement (the “Nondisclosure Agreement”), I will hold in strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Proprietary Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Board of Directors of the Company expressly authorizes such in writing.
          2.2 At all times during my Service and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Board of Directors of the Company expressly authorizes such in writing. Excluded from this clause are items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain.
     3. Assignment.
          3.1 The term “Ownership Rights” means all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible. The term “Intellectual Property Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trade secret rights, and, if recognized, Moral Rights (where “Moral Rights” means all rights related to paternity, integrity, disclosure, and withdrawal). I hereby irrevocably assign to the Company any Ownership Rights I may have or acquire in any Proprietary Information and acknowledge that all Proprietary Information shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith.
          3.2 The term “Company Inventions” means all Inventions that (a) relate to the business or proposed business of the Company and that are discovered, developed, created, conceived, reduced to practice, made, learned or written by me, either alone or jointly with others, in the course of my Service; (b) utilize, incorporate or otherwise relate to Proprietary Information; (c) I discovered, developed, created, conceived, reduced to practice, made, or wrote prior to or outside the scope of my Service and that I have incorporated into any Inventions owned by or assigned to the Company and/or its assigns; or (d) are discovered, developed, created, conceived, reduced to practice, made, or written by me using Company property or equipment. I hereby irrevocably assign to the Company all my Ownership Rights in and to any and all Company Inventions. The term “Inventions” shall, under no circumstances, apply to inventions that I developed prior to the date hereof nor to inventions that I developed after termination of my employment relationship with the Company, provided that, all Inventions made, during the period commencing with the date hereof and terminating one year after termination of the employment relationship shall be presumed to have been conceived during my employment by the Company unless I can prove conclusively that it was conceived after the termination of my employment with the Company.
          3.3 I acknowledge and agree that any work of authorship comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, I hereby irrevocably assign all my Ownership Rights in and to such work to the Company. If any such work of authorship cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my Service, I agree not to (a) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (b) merge any such work of authorship with other Inventions. Excluded from this definition are items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.
          3.4 I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (a) a license from the Company to me to make, use, license, or transfer in any way a Company Invention or (b) a license from the Company to me regarding any of the Company’s existing or future Ownership Rights.
     4. Enforcement of Rights.
          4.1 I will assist the Company in every proper way to obtain and from time to time enforce Ownership Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Ownership Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Ownership Rights to the Company. My obligation to assist the Company with respect to Ownership Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a mutually agreeable reasonable rate plus expenses after such termination for the time actually spent by me at the Company’s request on such assistance.
          4.2 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its assigns duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Ownership Rights assigned hereunder to the Company.
     5. Obligation to Keep Company Informed.
     During my Service, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions (but to the extent a Company Invention is based only upon ideas or know-how, then the Company Invention must be commercially material before it must be disclosed in writing to the Company). In addition, during the first year after termination of my Service, I will provide the Company with a complete copy of each patent application and copyright registration application (including but not limited to any mask work registration application) that is either filed by me or that names me as an inventor, co-inventor, author, coauthor, creator, co-creator, developer, or co-developer. I will not be obligated to provide such copy until such application becomes public record.

     6. Non-Solicitation and Non-Competition.
          6.1 During my Service, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in the state of Texas, or in any other state in the United States, in which the business of the Company is conducted or has been proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through NASDAQ.
          6.2 During my Service and for a period of two years after my Service is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company, nor will I, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity that competes with the Company solicit the services of any former employee of the Company whose service has been terminated for less than three (3) months. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this Agreement, and are required for the protection of the Company, including, but not limited to, the protection of the goodwill of the Company, the Proprietary Information of the Company (as provided to me), the Intellectual Property Rights of the Company, the Inventions of the Company, as well as the business of the Company.
          6.3 For a period of twelve months after my Service is terminated by Company at any time for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity of any type, solicit to the detriment of the Company, take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company’s relationship with any Customer, including (i) inducing or attempting to induce any customer, supplier, vendor or any other person to cease doing business with the Company for any reason, or (ii) doing business with any Customer that could otherwise be done by the Company. For purposes of this Section 6.3, “Customer” shall mean prospective, present and former (within the last twelve months) customers of the Company. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this Agreement, and are required for the protection of the Company including, but not limited to, the protection of the goodwill of the Company, Proprietary Information of the Company (as provided to me), Intellectual Property Rights of the Company, Inventions of the Company, as well as the business interests of the Company.
          6.4 I further agree that if I violate either Sections 6.2 or 6.3 after my Service ends, the period of the restriction of such provision shall recommence after my violation ceases and shall continue from such date for an additional six months in the case of Section 6.2 and an additional twelve months in the case of Section 6.3.
          6.5 For all purposes of this Section 6 Non-Solicitation and Non-Competition, after completion of my service (a) the covenant not to compete in oil and gas exploration, development and production is strictly limited to the geographical area in which, at the time of end of my Service, the Company has, or is committed to having specifically identified (documented pursuant to Board minutes, memoranda, correspondence, reports or studies), oil or gas exploration, development or production, and (b) employing my Experiential Knowledge is expressly excluded from the scope of competing with the Company.

     7. No Improper Use of Materials. I represent and warrant that during my Service I shall not use or incorporate into any Company Invention any confidential information or trade secrets of any former employer, any person or entity for whom I provided services, or any other person or entity, unless I have obtained all consents, licenses, or other rights necessary to allow me to provide the Company with the assignments and licenses set forth herein. I represent and warrant that during my Service I shall not improperly use or disclose any confidential or trade secret information, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless expressly consented to in writing by that former employer, person, or entity. Excluded from this clause are items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain.
     8. No Conflicting Obligation. I represent that my performance of all the terms of this Confidentiality Agreement and my Service does not and will not breach any agreement between me and any other employer, customer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
     9. Return of Company Property. When my Service is completed, I will immediately deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents (whether written, printed, or otherwise reproduced or recorded), together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information. I will also immediately deliver all Company property; including but not limited to laptops, pagers, cell phones, corporate credit cards, keys and/or access cards. I further agree that all property situated on the Company’s premises and owned, leased, or licensed by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company at any time with or without notice.
     10. Legal and Equitable Remedies. Because my services are personal and unique and because I will have access to and become acquainted with Proprietary Information, the Company shall have the right to enforce this Confidentiality Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Confidentiality Agreement.
     11. Authorization to Notify New Employer. I hereby authorize the Company to provide a written copy of this agreement or to notify in writing any new employer or entity for whom I provide services about my rights and obligations under this Confidentiality Agreement for two years following the termination of my Service.
     12. Non-disparagement. I agree that after my Services end, I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, performance and other similar information concerning the Company. Nothing contained in this paragraph is intended to prevent me from testifying truthfully in any legal proceeding.
     13. Confidentiality. I acknowledge and agree that the terms and existence of this Agreement are strictly confidential and may not be disclosed to anyone except my lawyer, spouse, financial consultant or as necessary to perform my notification or disclosure obligations hereunder. Without in any way limiting your agreement that this Agreement is confidential, I expressly understand that I shall not disclose the existence or content of this Agreement to any third party, potential employees, employees and former employees of the Company.
     14. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.
     15. General Provisions.
          15.1 Governing Law. This Confidentiality Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.
          15.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Houston, Texas and waive any defense thereto.
          15.3 Entire Agreement. This Confidentiality Agreement along with the Offer Letter (collectively, the “Employment Agreements”) supersede all agreements, whether oral or written, representations or discussions relating to the subject matter hereof and the Employment Agreements set forth the entire agreement related to the subject matter hereof. No modification of or amendment to any of the Employment Agreements nor any waiver of any rights under any of the Employment Agreements, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of the Employment Agreements.
          15.4 Severability. I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Confidentiality Agreement and shall survive this Confidentiality Agreement. I understand and agree that this Confidentiality Agreement is to be enforced to the fullest extent permitted by law.
          15.5 Successors and Assigns. This Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns.
          15.6 Survival. The provisions of this Confidentiality Agreement shall survive the termination of my Service for any reason and the assignment of this Confidentiality Agreement by the Company to any successor in interest or other assignee.
          15.7 At-Will Relationship. I agree and understand that my Service is at will, which means that either I or the Company may terminate the relationship at any time, with or without prior notice and with or without Cause. I further agree and understand that nothing in this Confidentiality Agreement shall confer any right with respect to continuation of Service, nor shall it interfere in any way with my right or the Company’s right to terminate my Service at any time, with or without notice and with or without Cause.
          15.8 Waiver. No waiver by the Company or Employee of any breach of this Confidentiality Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company or Employee of any right under this Confidentiality Agreement shall be construed as a waiver of any other right. Neither the Company nor the Employee shall be required to give notice to enforce strict adherence to all terms of this Confidentiality Agreement.
          15.9 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Confidentiality Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.
          15.10 Headings. The headings to each section or paragraph of this Confidentiality Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.
     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY SERVICE, RESTRICTS MY RIGHT TO DISCLOSE OR USE PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY PERIOD OF SERVICE, AND PROHIBIT ME FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY UNDER CIRCUMSTANCES NOTED IN THIS AGREEMENT AFTER MY SERVICE IS TERMINATED FOR ANY REASON.
[Signature Page Follows]

Dated December 6, 2005 and effective as of such date.

/s/ John A. Babcock

John A. Babcock

2120 Texas Ave #2409

Address

Houston, TX 77003

Address
ACCEPTED AND AGREED TO:
GLORI OIL Limited
By: /s/ Jonathan Schulhof
Name: Jonathan Schulhof
Title: Chairman

Exhibit A

Termination Date:	Deadline for return to Company:
GENERAL RELEASE OF LIABILITY
Introduction and General Information to Employee. Signing this release is one condition to receiving certain benefits offered by Glori Oil LLC (the “Company”) that are in addition to anything of value to which you already are entitled. You should thoroughly review and understand the effect of the release before signing it. To the extent you have any claims covered by this release, you will be waiving potentially valuable rights by signing. You also are advised to discuss this release with your attorney. You may take up to 21 days to consider whether or not to sign this release. However, if you wish to receive the additional benefits that have been offered to you by the Company, you must sign this release and return it to                           within the 21-day period, which is indicated above as the “Deadline for Return to Company”.
1.	General Release. In exchange for receiving the additional benefits identified in my Letter Agreement with the Company dated December 6, 2005, which I executed on December 6, 2005 which additional benefits are identified in that Letter Agreement in the paragraph entitled “Continued Vesting for Involuntary Termination. I completely release all claims I may have against the Company or its affiliated companies or any of their officers, directors, agents, attorneys, representatives, shareholders, or employees, from the beginning date of my employment to the date I signed this release.
2.	Extent of Release. This release includes all claims, whether known or unknown, which I may have that relate in any way either to the time of my employment or my termination of employment, up to the date I sign this release, except the claims mentioned in paragraph 3 (Exceptions to Release). Some of the types of claims, which I am releasing, although there also may be others not specifically listed here, are all claims under local, state or federal law that relate to:
(a)	Discrimination on the basis of sex, race, color, national origin, religion, disability, sexual orientation or veteran status;

(b)	Wrongful Discharge (including retaliatory discharge) or any other possible restrictions on the Company’s ability to terminate its employees at will, including, but not limited to, (i) violation of public policy, (ii) breach of any express or implied covenant of the employment contract, and (iii) breach of any covenant of good faith and fair dealing;

(c)	Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), which is located at 29 United States Code, Sections 621 through 634 and any applicable state or local law prohibiting age discrimination; and

(d)	Civil actions relating to negligence, compensation, defamation, invasion of privacy, fraud, misrepresentation, breach of contract, denial of leave or other terms and conditions of employment, or infliction of emotional or mental distress.
General Release of Liability

Exhibit A
3.	Exceptions to Release. The only claims that this release does not include, are claims related to:
(a)	The consideration offered for this release;

(b)	Any claims that controlling law clearly states may not be released by settlement; and

(c)	Any claims that may arise after the date this release is signed.
4.	21-Day Consideration Period. I understand that I have twenty-one (21) days to consider this release. However, I knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date I signed this release below. I have not been asked by the Company to shorten my time-period for consideration of whether to sign this release. The Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the 21-day period nor has the Company provided different terms to me because I have decided to sign the release prior to the expiration of the 21-day consideration period.
5.	Revocation Period. I understand that I have a seven-day period after signing this release in which to revoke or rescind my release, by informing [the Chairman of the Board of Directors] in writing of my decision to revoke or rescind, and that this release will not be enforceable until the end of the seven-day period. No benefits will be paid or available under this release until the eighth day after I sign this release.
6.	Return of Property. I understand and agree to return all confidential information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company. I further agree not to retain any copies of any such property in my possession or under my control.
7.	Non-disparagement. I agree not to disparage or in any way criticize the Company and/or its officers, managers, supervisors, employees, investors, agents, advisors, products, services or technology. However, I understand that nothing contained in this Paragraph is intended to prevent me from testifying truthfully in any legal proceeding.
8.	Confidentiality. I agree to maintain the confidentiality of this release and will not disclose in any fashion this release, the reasons for my departure from the Company, events that occurred during my employment, the amount of the benefits I receive, and/or the substance or content of discussions involved in this release to any person other than my attorneys, accountants, and tax advisors as required by appropriate taxing authorities, or otherwise as required by law.
9.	Binding Agreement. I understand that following the seven-day revocation period, this release will be final and binding. I promise that I will not pursue any claim that I have settled by this release. If I break this promise, I agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims
General Release of Liability

Exhibit A
other than claims under the Older Workers Benefit Protection Act (OWBPA) and the ADEA. Without regard to the foregoing, I understand that I may challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of any employment laws. I also understand that nothing in this release prevents me from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. However, to the extent I am still entitled to file an administrative charge with any governmental agency, I release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on my behalf after my filing of any administrative charge. I understand, also, that if I pursue a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceeding. A reduction never can exceed the amount I recover, or the consideration I received for signing this release, whichever is less. I also recognize that the Company may be entitled to recover costs and attorneys fees incurred by the Company as specifically authorized under applicable law.

10.	General Provisions. The validity of this release shall be construed under Texas law. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS RELEASE OR MY EMPLOYMENT WITH THE COMPANY, I IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT WITHIN TRAVIS COUNTY, TEXAS. This release constitutes the complete and total agreement between the Company and me. I represent that I am not relying on any other agreements or oral representations not fully expressed in this agreement. I agree that this release shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and me. The headings in this release are for reference only, and shall not in any way affect the meaning or interpretation of this release. I further agree that this release may be used as evidence in a subsequent proceeding in which the Company or I allege a breach of this release or as a complete defense to any lawsuit. Other than this exception, I agree that this release will not be introduced as evidence in any legal or administrative proceeding or in any lawsuit. I agree that should any part of this release be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this release.
I sign this release voluntarily and am not relying on any statement or promise other than as contained in this release. I agree that I have been and am advised in writing to consult with an attorney prior to signing this release.

Date:
General Release of Liability